Exhibit 16.1

December 21, 2023

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by the Glimpse Group, Inc. included under Item 4.01(a) of its Current Report on Form 8-K dated December 21, 2023, to be filed with the Securities and Exchange Commission on December 21, 2023. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Hoberman & Lesser CPA’s, LLP